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                                                                      EXHIBIT 99

[D U S A (R) GRAPHIC]
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA Pharmaceuticals, Inc.(R)

For release at 5:00 p.m.


                       DUSA ANNOUNCES SECOND QUARTER 2005
                   LEVULAN(R) KERASTICK(R) AND BLU-U(R) SALES

Wilmington, MA. - July 14, 2005 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) today announced second quarter (Q2) Levulan(R)Kerastick(R)and BLU-U(R)end-user sales.

For Q2 2005, end-user Kerastick sales to physicians totaled 20,172, consisting of 16,506 sold in the United States (US), and 3,666 sold by Coherent-AMT, our Canadian marketing and distribution partner, versus 17,910 sold during Q2 2004, consisting of 16,002 sold in the United States (US), and 1,908 sold in Canada. On a year-to-date basis, Kerastick sales for the first six months of 2005 were 48,876, as compared to 29,964 for the first six months of 2004. Although sales volumes have increased year over year on a comparable quarter and six month basis, sales volumes for Q2 2005 of 20,172 represented a decrease from Q1 2005 sales volume of 28,704.

The net number of BLU-U units placed in doctors' offices during the second quarter was 72, consisting of 48 in the US and 24 in Canada. At the end of Q2 2005, a total of 1,117 units were in doctor's offices, consisting of 961 in the US and 156 in Canada, versus 775 at the end of Q2 2004, including 61 in Canada.

Bob Doman, DUSA's President and COO, stated "While we are disappointed with the second quarter sales results, we continue to receive very positive feedback about our therapy from doctors across the country that believe Levulan PDT will become a routine part of standard dermatological practice. As mentioned in our June 22, 2005 press release, we had an unusual combination of events this quarter which we believe impacted our Q2 results: the drop off in orders from high volume customers in 2004 who continued to work down inventories after the elimination of the discount programs which were in place last year; the significant disruption of the sales force related to the addition of 11 new reps over the first 4 months of the year; and the implementation of a more focused sales strategy from a more opportunistic approach to selling. We also believe that sales by compounding pharmacies are still having some negative impact. In the case of BLU-U sales, DUSA has eliminated price discounting during the second quarter, which management believes has had a negative effect on this quarter's sales. On the positive side, we are seeing significant increases in usage versus the prior year among this year's highest volume accounts. If this trend continues, we should begin to see a smoothing of orders and the emergence of growth more reflective of end customer usage."

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Dr. Geoffrey Shulman, DUSA's Chairman and CEO, stated "We believe that Levulan
PDT is still early in its adoption curve, primarily as it is only FDA approved for actinic keratosis at this time. While we continue our clinical development program for acne and photodamage, our other two key dermatology indications, increasing adoption of our therapy in these two areas prior to the successful completion of clinical studies and receipt of FDA approval can occur only through the dissemination of scientific data at educational conferences, publication of peer-reviewed journal articles and thought leader presentations. We continue to support such initiatives where appropriate, and we remain confident that the long-term potential for our therapy is very positive."

DUSA expects to release its full financial results for the June 30, 2005 quarter on or before August 9, 2005.

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical conditions, with its primary focus in dermatology. PDT and PD utilize light-activated compounds to induce a therapeutic or detection effect. DUSA maintains offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risks and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to beliefs concerning reasons for lower Q2 revenues of Kerastick and BLU-U units, impact of sales by compounding pharmacies, expectations for smoothing order patterns and growth reflective of usage, beliefs concerning Levulan's position in the adoption curve, and expectations for the timing of the release of full financial results. Such risks and uncertainties include, but are not limited to, dependence on third-party manufacturers, the Company's ability to integrate its new sales representatives and its new strategy, its ability to continue to penetrate the market, the litigation process, maintenance of its patent portfolio, and other risks identified in our SEC filings from time to time, including those contained in DUSA's Form 10-K for the year ended December 31, 2004.

For further information contact:
D. Geoffrey Shulman, MD, Chairman and CEO or Shari Lovell, Director, Shareholder Services Tel: 416.363.5059
Fax: 416.363.6602 or visit www.dusapharma.com